Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

October 28, 2021

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2021-USNCH9275 to Product Supplement No. EA-02-09
dated May 11, 2021, Underlying Supplement No. 10 dated May 11, 2021 and Prospectus Supplement and Prospectus each dated May 11, 2021

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

■	Linked to the worst performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF (each referred to as an “underlying”)
■	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the stated principal amount of the securities, depending on the performance of the worst performing underlying from its initial underlying value to its final underlying value. The payment at maturity will reflect the following terms:
■ If the value of the worst performing underlying increases (regardless of the extent of that increase) or stays the same, you will receive the stated principal amount plus the contingent fixed return of $266
■ If the value of the worst performing underlying decreases but the decrease is to a value that is greater than or equal to its final barrier value, you will be repaid the stated principal amount
■ If the value of the worst performing underlying decreases to a value less than its final barrier value, you will lose a significant portion, and possibly all, of the stated principal amount of your securities
■	The worst performing underlying is the underlying that has the lowest underlying return
■	The final barrier value for each underlying is equal to 85% of its initial underlying value
■	Investors may lose up to 100% of the stated principal amount
■	Any positive return on the securities at maturity will be limited to the contingent fixed return, even if the final underlying value of the worst performing underlying significantly exceeds its initial underlying value; you will not participate in any appreciation of the worst performing underlying beyond the contingent fixed return
■	Your return on the securities will depend solely on the performance of the underlying that is the worst performing underlying. You will not benefit in any way from the performance of the better performing underlying. Therefore, you will be adversely affected if either underlying performs poorly, even if the other underlying performs favorably
■	All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8, “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement and “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The securities are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the securities in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Security	Total
Public Offering Price(1)	$1,000.00	$283,000.00
Underwriting Discount and Commission(2)(3)	$26.75	$7,570.25
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$973.25	$275,429.75

(1) On the date of this pricing supplement, the estimated value of the securities is $935.50 per security, which is less than the public offering price. The estimated value of the securities is based on Citigroup Global Market Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.675% ($26.75) for each security it sells. Wells Fargo will pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 2.00% ($20.00) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo will pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the securities. See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the securities.

(3) In respect of certain securities sold in this offering, CGMI may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

Terms of the Securities
Underlyings:	The Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF (each referred to as an “underlying,” and collectively as the “underlyings”)
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a stated principal amount of $1,000.
Pricing Date:	October 28, 2021
Issue Date:	November 2, 2021
Valuation Date:	October 28, 2024, subject to postponement if such date is not a trading day or certain market disruption events occur. See “Additional Terms of the Securities.”
Maturity Date:	November 4, 2024. If the valuation date is postponed for either underlying, the stated maturity date will be the later of (i) November 4, 2024 and (ii) three business days after the last valuation date as postponed. See “Additional Terms of the Securities.”
Payment at Maturity:

For each $1,000 stated principal amount security you hold at maturity:

•

If the final underlying value of the worst performing underlying is greater than or equal to its initial underlying value:

$1,000 + contingent fixed return;

•

If the final underlying value of the worst performing underlying is less than its initial underlying value, but greater than or equal to its final barrier value:

$1,000; or

•

If the final underlying value of the worst performing underlying is less than its final barrier value:

$1,000 + ($1,000 × underlying return of the worst performing underlying)

If the final underlying value of the worst performing underlying is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Contingent Fixed Return:	$266, which represents a fixed return equal to 26.60% of the stated principal amount
Final Barrier Value:

With respect to the Invesco QQQ TrustSM, Series 1: $326.587, which is equal to 85% of its initial underlying value.

With respect to the Invesco S&P 500® Equal Weight ETF: $134.334, which is equal to 85% of its initial underlying value.

Initial Underlying Value:

With respect to the Invesco QQQ TrustSM, Series 1: $384.22, its closing value on the pricing date.

With respect to the Invesco S&P 500® Equal Weight ETF: $158.04, its closing value on the pricing date.

Final Underlying Value:	For each underlying, its closing value on the valuation date
Underlying Return:	For each underlying, (i) its final underlying value minus its initial underlying value, divided by (ii) its initial underlying value
Worst Performing Underlying:	The underlying with the lowest underlying return

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	17329QZK9 / US17329QZK92

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, underlying supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlyings will be determined and other specified events with respect to the underlyings. The accompanying underlying supplement contains important disclosures regarding the S&P 500® Index, on which the Invesco S&P 500® Equal Weight ETF is ultimately based, and information about Invesco QQQ TrustSM, Series 1 that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Market Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement, underlying supplement and prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-02-09 dated May 11, 2021: https://www.sec.gov/Archives/edgar/data/200245/000095010321007038/dp150744_424b2-par0209.htm

•	Underlying Supplement No. 10 dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000095010321007028/dp150879_424b2-us10.htm

•	Prospectus Supplement and Prospectus, each dated May 11, 2021: https://www.sec.gov/Archives/edgar/data/200245/000119312521157552/d423193d424b2.htm

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

Investor Considerations

We have designed the securities for investors who:

•	seek a contingent fixed return if the final underlying value of the worst performing underlying is greater than or equal to its initial underlying value;

•	understand that if the final underlying value of the worst performing underlying is less than its final barrier value, they will be fully exposed to the decline in the worst performing underlying from its initial underlying value and will receive significantly less than the stated principal amount, and possibly nothing, at maturity;

•	understand that any positive return they will receive at maturity will be limited to the contingent fixed return, regardless of the extent to which the final underlying value of the worst performing underlying exceeds its initial underlying value;

•	understand that the return on the securities will depend solely on the performance of the worst performing underlying and that they will not benefit in any way from the performance of the better performing underlying;

•	understand that the securities are riskier than alternative investments linked to only one of the underlyings or linked to a basket composed of each underlying;

•	understand and are willing to accept the full downside risks of each underlying;

•	are willing to forgo interest payments on the securities and dividends on the underlyings; and

•	are willing to hold the securities to maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

•	seek a return that is not limited by a contingent fixed payment;

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	are unwilling to accept the risk that the final underlying value of the worst performing underlying may be less than its final barrier value;

•	seek full return of the stated principal amount of the securities at maturity;

•	seek current income;

•	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the public offering price and that may be as low as the lower estimated value set forth on the cover page;

•	seek exposure to a basket composed of each underlying or a similar investment in which the overall return is based on a blend of the performances of the underlyings, rather than solely on the worst performing underlying;

•	are unwilling to accept the risk of exposure to the underlyings;

•	seek exposure to the worst performing underlying but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the securities;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

Determining Payment at Maturity

On the maturity date, you will receive a cash payment per security (the payment at maturity) calculated as follows:

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

Hypothetical Payout Profile

The diagram below illustrates your payment at maturity for a range of hypothetical underlying returns of the worst performing underlying. Your actual return will depend on the actual final underlying value of the worst performing underlying and whether you hold your securities to maturity. The performance of the better performing underlying is not relevant to your return on the securities.

Investors in the securities will not receive any dividends with respect to the underlyings. The diagram below does not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlyings” below.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each of the underlyings. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose Some Or All Of Your Investment.

Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing underlying. If the final underlying value of the worst performing underlying is less than its final barrier value, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlying has declined from its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

The Securities Do Not Pay Interest.

Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

Your Potential Return On The Securities Is Limited.

Your potential return on the securities at maturity is limited to the contingent fixed return. Your return on the securities will not exceed the contingent fixed return, even if the worst performing underlying appreciates by significantly more than the return represented by the contingent fixed return. If the worst performing underlying appreciates by more than the return represented by the contingent fixed return, the securities will underperform an alternative investment providing 1-to-1 exposure to the performance of the worst performing underlying. When lost dividends are taken into account, the securities may underperform an alternative investment providing 1-to-1 exposure to the performance of the worst performing underlying even if the worst performing underlying appreciates by less than the return represented by the contingent fixed return.

The Securities Are Subject To Heightened Risk Because They Have Multiple Underlyings.

The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

The Securities Are Subject To The Risks Of Each Of The Underlyings And Will Be Negatively Affected If Any One Underlying Performs Poorly, Regardless Of The Performance Of The Other Underlying.

You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected, regardless of the performance of the other underlying. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying.

The return on the securities depends solely on the performance of the worst performing underlying, and you will not benefit in any way from the performance of the better performing underlying.

You Will Be Subject To Risks Relating To The Relationship Between The Underlyings.

It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly;

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

the performance of either underlying that is not the worst performing underlying is not relevant to your return on the securities. It is impossible to predict what the relationship between the underlyings will be over the term of the securities. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlyings.

You will not receive any dividends with respect to the underlyings. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlyings or the securities included in the underlyings.

Your Payment At Maturity Depends On The Value Of The Worst Performing Underlying On A Single Day.

Because your payment at maturity depends on the value of the worst performing underlying solely on the valuation date, you are subject to the risk that the value of the worst performing underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the worst performing underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of values of the worst performing underlying, you might have achieved better returns.

The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. We have been advised that Wells Fargo currently intends to make a secondary market in relation to the securities. However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason. If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the public offering price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate” below.

The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination of The Secondary Market Rate With Respect To Us.

The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

Wells Fargo will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the securities from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the securities determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, we expect that any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the public offering price.

The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of the closing values of the underlyings, the correlation between the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the public offering price.

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

The Invesco QQQ TrustSM, Series 1 Is Subject To Risks Associated With The Stocks Of Foreign Companies.

Some of the stocks that constitute the index underlying the Invesco QQQ TrustSM, Series 1 are issued by foreign companies. Investments in securities of foreign companies involve risks associated with those countries, including risks of governmental intervention and cross-shareholdings in companies in certain countries. The prices of securities issued by foreign companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Our Offering Of The Securities Is Not A Recommendation Of Either Underlying.

The fact that we are offering the securities does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

The Closing Value Of An Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

We expect to hedge our obligations under the securities through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who may take positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates and Wells Fargo and its affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the securities declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “ Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

Even If An Underlying Pays A Dividend That It Identifies As Special Or Extraordinary, No Adjustment Will Be Required Under The Securities For That Dividend Unless It Meets The Criteria Specified In The Accompanying Product Supplement.

In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by an underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of that underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of an underlying by the amount of the dividend per share. If an underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

The Securities Will Not Be Adjusted For All Events That May Have A Dilutive Effect On Or Otherwise Adversely Affect The Closing Value Of An Underlying.

For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares of an underlying would not.

The Securities May Become Linked To An Underlying Other Than An Original Underlying Upon The Occurrence Of A Reorganization Event Or Upon The Delisting Of The Underlying Shares Of That Original Underlying.

For example, if an underlying enters into a merger agreement that provides for holders of its underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of that underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares of an underlying are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

The Value And Performance Of The Underlying Shares Of An Underlying May Not Completely Track The Performance Of The Underlying Index That The Underlying Seeks To Track Or The Net Asset Value Per Share Of The Underlying.

Neither underlying fully replicates the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of an underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of an underlying and its underlying index. In addition, corporate actions with respect to the equity securities held by an underlying (such

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

as mergers and spin-offs) may impact the variance between the performance of an underlying and its underlying index. Finally, because the underlying shares are traded on an exchange and are subject to market supply and investor demand, the closing value of an underlying may differ from the net asset value per share of an underlying.

During periods of market volatility, securities included in an underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of an underlying and the liquidity of an underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the closing value of an underlying may vary substantially from the net asset value per share of an underlying. For all of the foregoing reasons, the performance of an underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

Changes That Affect The Underlyings May Affect The Value Of Your Securities.

The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

The Stated Maturity Date May Be Postponed If The Valuation Date is Postponed.

The valuation date with respect to an underlying will be postponed if the originally scheduled valuation date is not a trading day with respect to either underlying or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to that underlying on the valuation date. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the last valuation date as postponed.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

Hypothetical Returns

The table below is based on a range of hypothetical underlying returns of the worst performing underlying and illustrates:

•	the hypothetical underlying return of the worst performing underlying;

•	the hypothetical payment at maturity per security; and

•	the hypothetical total pre-tax rate of return.

The table below is based on a hypothetical initial underlying value for each underlying of $100 and does not reflect the actual initial underlying value of either underlying.

Hypothetical final underlying value of the worst performing underlying	Hypothetical underlying return of the worst performing underlying	Hypothetical payment at maturity per security	Hypothetical total pre-tax rate of return
$200.00	100.00%	$1,266.00	26.60%
$175.00	75.00%	$1,266.00	26.60%
$150.00	50.00%	$1,266.00	26.60%
$140.00	40.00%	$1,266.00	26.60%
$130.00	30.00%	$1,266.00	26.60%
$120.00	20.00%	$1,266.00	26.60%
$110.00	10.00%	$1,266.00	26.60%
$105.00	5.00%	$1,266.00	26.60%
$100.00	0.00%	$1,266.00	26.60%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$85.00	-15.00%	$1,000.00	0.00%
$84.99	-15.01%	$849.90	-15.01%
$70.00	-30.00%	$700.00	-30.00%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the securities, assuming the various hypothetical final underlying values of the worst performing underlying indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be. The actual payment at maturity will depend on the actual final underlying value of the worst performing underlying.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying values or final barrier values of the underlyings. For the actual initial underlying value and final barrier value of each underlying, see “Terms of the Securities” above. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial underlying value and final barrier value of each underlying, and not the hypothetical values indicated below.

Underlying	Hypothetical initial underlying value	Hypothetical final barrier value
Invesco QQQ TrustSM, Series 1	$100	$85.00 (85% of its hypothetical initial underlying value)
Invesco S&P 500® Equal Weight ETF	$100	$85.00 (85% of its hypothetical initial underlying value)

Example 1—Upside Scenario A. The hypothetical final underlying value of the worst performing underlying is 110 (a 10% increase from its initial underlying value), which is greater than its initial underlying value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Invesco QQQ TrustSM, Series 1*	$110	10%
Invesco S&P 500® Equal Weight ETF	$150	50%

* Worst performing underlying

Payment at maturity per security = $1,000 + contingent fixed return

= $1,000 + $266

= $1,266

Because the worst performing underlying is greater than or equal to its initial underlying value, you would receive a payment at maturity equal to the stated principal amount plus the contingent fixed return.

Example 2—Upside Scenario B. The hypothetical final underlying value of the worst performing underlying is 160 (a 60% increase from its initial underlying value), which is greater than its initial underlying value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Invesco QQQ TrustSM, Series 1	$170	70%
Invesco S&P 500® Equal Weight ETF*	$160	60%

* Worst performing underlying

Payment at maturity per security = $1,000 + contingent fixed return

= $1,000 + $266

= $1,266

Because the worst performing underlying is greater than or equal to its initial underlying value, you would receive a payment at maturity equal to the stated principal amount plus the contingent fixed return. In this scenario, the contingent fixed return is less than the underlying return of the worst performing underlying, and as a result an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the worst performing underlying.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

Example 3—Par Scenario. The hypothetical final underlying value of the worst performing underlying is 80 (a 20% decrease from its initial underlying value), which is less than its initial underlying value but greater than its final barrier value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Invesco QQQ TrustSM, Series 1	$110	10%
Invesco S&P 500® Equal Weight ETF*	$90	-10%

* Worst performing underlying

Payment at maturity per security = $1,000

Because the hypothetical final underlying value of the worst performing underlying is less than its initial underlying value but greater than its final barrier value, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Example 4—Downside Scenario. The hypothetical final underlying value of the worst performing underlying is 30 (a 70% decrease from its initial underlying value), which is less than its final barrier value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Invesco QQQ TrustSM, Series 1*	$30	-70%
Invesco S&P 500® Equal Weight ETF	$90	-10%

* Worst performing underlying

Payment at maturity per security = $1,000 + ($1,000 × underlying return of the worst performing underlying)

= $1,000 + ($1,000 × -70%)

= $1,000 + -$700

= $300

Because the worst performing underlying depreciated from its initial underlying value to its hypothetical final underlying value and its hypothetical final underlying value is less than its final barrier value, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the worst performing underlying.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

Additional Terms of the Securities

The following provisions supersede the provisions in the product supplement to the extent that they are inconsistent from those provisions.

Certain Definitions

The “closing value” of each underlying on any date is the closing price of its underlying shares on such date, subject to adjustment as provided in the accompanying product supplement. The “underlying shares” of each underlying are its shares that are traded on a U.S. national securities exchange on the pricing date.

“Closing price” means, with respect to any underlying shares (or any other securities in the circumstances described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement), on any date of determination, the official closing price of such underlying shares on the relevant stock exchange or, if such price is not available on the relevant stock exchange, on any other U.S. national securities exchange on which such underlying shares (or such other securities) are listed or admitted to trading, as determined by the calculation agent. If no such price is available pursuant to the immediately preceding sentence, the closing price with respect to such underlying shares (or such other securities) on the applicable date of determination will be the arithmetic mean, as determined by the calculation agent, of the bid prices of such underlying shares (or such other securities) obtained from as many dealers in such underlying shares (or such other securities) (which may include CGMI or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. If no bid prices are provided from any third party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. If a market disruption event occurs with respect to such underlying shares (or such other securities) on the applicable date of determination, the calculation agent may, in its sole discretion, determine the closing price thereof on such date either (x) pursuant to the two immediately preceding sentences or (y) if available, pursuant to the first sentence of this paragraph.

The “then-current market price” of any underlying shares, for the purpose of applying any dilution adjustment set forth in “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement, means the closing price per such underlying share on the scheduled trading day immediately preceding the related adjustment date (as defined in such section of the accompanying product supplement).

A “trading day” with respect to an underlying means a day, as determined by the calculation agent, on which the relevant stock exchange and each related futures or options exchange with respect to such underlying or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions.

The “relevant stock exchange” for an underlying means the primary exchange or quotation system on which shares (or other applicable securities) of such underlying are traded, as determined by the calculation agent.

The “related futures or options exchange” for an underlying means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to such underlying.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

Postponement of the Valuation Date

If the scheduled valuation date is not a trading day with respect to either underlying, the valuation date for each underlying will be postponed to the next succeeding day that is a trading day with respect to each underlying. The valuation date for an underlying is also subject to postponement due to the occurrence of a market disruption event with respect to such underlying on the valuation date. See “—Market Disruption Events.”

Market Disruption Events

A “market disruption event” with respect to each underlying means any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange or otherwise relating to the shares (or other applicable securities) of such underlying or any successor underlying on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise.

(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of such underlying or any successor underlying on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of such underlying or any successor underlying on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day.

(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of such underlying or any successor underlying on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)	The closure of the relevant stock exchange or any related futures or options exchange with respect to such underlying or any successor underlying prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day.

(F)	The relevant stock exchange or any related futures or options exchange with respect to such underlying or successor underlying fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred with respect to an underlying:

(1)	“close of trading” means the scheduled closing time of the relevant stock exchange with respect to the underlying or any successor underlying; and

(2)	the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any trading day for such underlying or any successor underlying means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours.

If a market disruption event occurs or is continuing with respect to an underlying on the valuation date, then the valuation date for such underlying will be postponed to the first succeeding trading day for such underlying on which a market disruption event for such underlying has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day for such underlying after the originally scheduled valuation date, that eighth trading day shall be deemed to be the

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

valuation date for such underlying. If the valuation date has been postponed eight trading days for an underlying after the originally scheduled valuation date and a market disruption event occurs or is continuing with respect to such underlying on such eighth trading day, the calculation agent will determine the closing value of such underlying on such eighth trading day based on its good faith estimate of the value of the underlying shares of such underlying as of the close of trading on such eighth trading day. Notwithstanding the postponement of the valuation date for an underlying due to a market disruption event with respect to such underlying on such valuation date, the originally scheduled valuation date will remain the valuation date for either underlying not affected by a market disruption event on such day.

Delisting, Liquidation or Termination of an Underlying

If the closing value of an underlying is determined by reference to its underlying index as described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF”, and at any time the publisher of such underlying index (i) announces that it will make a material change in the formula for or the method of calculating such underlying index or in any other way materially modifies such underlying index (other than a modification prescribed in that formula or method to maintain such underlying index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels such underlying index and no successor underlying index is chosen as described in the accompanying product supplement, then the calculation agent will calculate the closing value of the underlying index of such underlying in accordance with the formula last used to calculate such closing value before such event, but using only those securities that were held by the underlying index of such underlying immediately prior to such event without any rebalancing or substitution of such securities following such event without any rebalancing or substitution of such securities following such event. Such value, as calculated by the calculation agent, will be substituted for the relevant value of an underlying index for all purposes. In such event, the calculation agent will make such adjustments, if any, to any level of an underlying index that is used for purposes of the securities as it determines are appropriate in the circumstances.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

The Invesco QQQ TrustSM, Series 1

The Invesco QQQ TrustSM, Series 1 is an exchange-traded fund that seeks to provide investment results that, before expenses, generally correspond to the performance of the NASDAQ-100 Index®. The NASDAQ-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market based on market capitalization.

The Invesco QQQ TrustSM, Series 1 is a registered investment company. Information provided to or filed with the SEC by Invesco QQQ TrustSM, Series 1 pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-61001 and 811-08947, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the Invesco QQQ TrustSM, Series 1 trade on the NASDAQ Global Market under the ticker symbol “QQQ.”

Please refer to the section “Fund Descriptions—The Invesco QQQ TrustSM, Series 1” in the accompanying underlying supplement for important disclosures regarding the Invesco QQQ TrustSM, Series 1.

We have derived all information regarding the Invesco QQQ TrustSM, Series 1 from publicly available information and have not independently verified any information regarding the Invesco QQQ TrustSM, Series 1. This pricing supplement relates only to the securities and not to the Invesco QQQ TrustSM, Series 1. We make no representation as to the performance of the Invesco QQQ TrustSM, Series 1 over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Invesco QQQ TrustSM, Series 1 is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Invesco QQQ TrustSM, Series 1 on October 28, 2021 was $384.22.

The graph below shows the closing value of the Invesco QQQ TrustSM, Series 1 for each day such value was available from January 4, 2016 to October 28, 2021. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

The Invesco S&P 500® Equal Weight ETF

The Invesco S&P 500® Equal Weight ETF is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of the S&P 500® Equal Weight Index. The S&P 500® Equal Weight Index is the equal-weight version of the S&P 500® Index. The Invesco S&P 500® Equal Weight ETF is managed by Invesco Exchange-Traded Fund Trust. Invesco Capital Management LLC is the investment adviser to the Invesco S&P 500® Equal Weight ETF. Information provided to or filed with the SEC by Invesco S&P 500® Equal Weight ETF pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-102228 and 811-21265, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Invesco S&P 500® Equal Weight ETF trade on the NYSE Arca under the ticker symbol “RSP.”

We have derived all information regarding the Invesco S&P 500® Equal Weight ETF from publicly available information and have not independently verified any information regarding the Invesco S&P 500® Equal Weight ETF. This pricing supplement relates only to the securities and not to the Invesco S&P 500® Equal Weight ETF. We make no representation as to the performance of the Invesco S&P 500® Equal Weight ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Invesco S&P 500® Equal Weight ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

S&P 500® Equal Weight Index

The S&P 500® Equal Weight Index is an equal-weighted version of the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. All information contained in this pricing supplement regarding the S&P 500® Equal Weight Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The Equal Weight Index is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the Equal Weight Index.

Index composition of S&P 500® Equal Weight Index is the same as the S&P 500® Index. Constituent changes are incorporated in the S&P 500® Equal Weight Index as and when they are made in the S&P 500® Index. When a company is added to the S&P 500® Equal Weight Index  in the middle of the quarter, it takes the weight of the company that it replaced. The one exception is when a company is removed from the S&P 500® Equal Weight Index  at a price of $0.00. In that case, the company’s replacement is added to the S&P 500® Equal Weight Index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted company was not valued at $0.00.

The S&P 500® Equal Weight Index  is generally calculated and maintained in the same manner as the S&P 500® Index, except that the constituents of the S&P 500® Equal Weight Index  are equally weighted. To calculate an equal-weighted index, the market capitalization for each stock used in the calculation of the index is redefined so that each index constituent has an equal weight in the index at each rebalancing date. In addition to being the product of the stock price, the stock’s shares outstanding, and the stock’s float factor (“IWF”), an additional weight factor (“AWF”) is also introduced in the market capitalization calculation to establish equal weighting. The AWF of a stock is the adjustment factor of that stock assigned at each index rebalancing date that makes all index constituents’ modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index.

The S&P 500® Equal Weight Index is reset to equal weight quarterly after the close of business on the third Friday of March, June, September and December. The reference date for weighting is the second Friday of the reweighting month and changes are effective after the close of the following Friday using prices as of the reweighting reference date, and membership, shares outstanding, and IWFs as of the reweighting effective date.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for additional information.

Historical Information

The closing value of the Invesco S&P 500® Equal Weight ETF on October 28, 2021 was $158.04.

The graph below shows the closing value of the Invesco S&P 500® Equal Weight ETF for each day such value was available from January 4, 2016 to October 28, 2021. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical closing values as an indication of future performance.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the securities from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.675% ($26.75) for each security it sells. Wells Fargo will pay selected dealers, which may include WFA, a fixed selling commission of 2.00% ($20.00) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo will pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, CGMI may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The public offering price of the securities includes the underwriting discount and commission described on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the securities. We expect to hedge our obligations under the securities through affiliated or unaffiliated counterparties, which may include our affiliates or affiliates of Wells Fargo. Our cost of hedging will include the projected profit that such counterparties, which may include our affiliates and affiliates of Wells Fargo, expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond the control of any counterparty, which may include our affiliates and affiliates of Wells Fargo, such hedging may result in a profit that is more or less than expected, or could result in a loss.

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus may be used by Wells Fargo or an affiliate of Wells Fargo in connection with offers and sales related to market-making or other transactions in the securities. Wells Fargo or an affiliate of Wells Fargo may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

No action has been or will be taken by Citigroup Global Markets Holdings Inc., Wells Fargo or any broker-dealer affiliates of any of them that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement, the accompanying product supplement, underlying supplement or prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances that will result in compliance with any applicable laws and regulations and will not impose any obligations on Citigroup Global Markets Holdings Inc., Wells Fargo or any broker-dealer affiliates of any of them.

For the following jurisdictions, please note specifically:

Prohibition of Sales to European Economic Area Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (3)(e) (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)	the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities.

Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

The securities may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression "retail investor" means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the "EUWA") and the regulations made under the EUWA; or

(ii)	a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA and the regulations made under the EUWA; or

(iii)	not a qualified investor as defined in Regulation (3)(e) of the Prospectus Regulation; and

(b)	the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling any securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling any securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

We have been advised that, for a period of approximately three months following issuance of the securities, the price, if any, at which Wells Fargo would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the securities that are included in the public offering price of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, Wells Fargo is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

Market Linked Securities— Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the Invesco QQQ TrustSM, Series 1 and the Invesco S&P 500® Equal Weight ETF due November 4, 2024

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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